UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2018

RAMACO RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38003	38-4018838
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

(Address of principal executive offices)

(Zip Code)

Registrant’s Telephone Number, including area code: (859) 244-7455

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry Into Material Definitive Agreements.

       On June 11, 2018, Ramaco Resources, LLC (“Resources LLC”), a wholly owned subsidiary of Ramaco Resources, Inc. (the “Company”), entered into a $7,000,000 Loan (the “Loan”) with Maxus Capital Group, LLC (“Maxus”). The Loan amount is an addition to an existing short-term equipment line of credit facility secured by certain mobile mining equipment located at Ramaco’s facilities in West Virginia and Virginia and is guaranteed by the Company. The interest rate on the Loan equals the greater of (i) the sum of the 1-month London Interbank Offered Rate, based on the United States dollar, plus 6.9%, or (ii) 8.5% per annum, and is payable monthly in arrears. Upon the occurrence of an event of default, Maxus may avail itself of various customary remedies under the Loan and other agreements executed in connection therewith or applicable law, including accelerating the Loan and realizing on the collateral. The entire principal balance is due and payable on December 31, 2018. The Loan contains other terms, customary remedies and provisions that are customary for instruments of this nature.

Resources LLC used a portion of the proceeds from the Loan to repay $1,000,000 outstanding under a previously existing $6 million equipment loan agreement with Maxus, entered into on February 23, 2018. The balance of the proceeds will be used for working capital requirements. Together with previous amounts drawn on the line of credit, the total amount currently borrowed by Resources LLC from Maxus is now $12 million.

The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and related agreements, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

       The information provided in item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       On June 12, 2018, Marc R. Solochek, age 72, the Chief Financial Officer of the Company, announced his intention to retire and resign as the Company’s Chief Financial Officer, effective as of July 1, 2018. Subsequent to his resignation, Mr. Solochek will continue to serve as a consultant to the Company.

Concurrently, the Board of Directors of the Company appointed Randall W. Atkins as Chief Financial Officer of the Company, effective July 1, 2018. Mr. Atkins is the Company’s current Executive Chairman and Chairman of the Board of Directors. Mr. Atkins will continue to serve in these roles. Mr. Atkins has previously overseen the financial operations of the Company since inception and as Chief Financial Officer will functionally continue in that role.

Mr. Atkins, 65, is a founder of the Company and has served as the Executive Chairman and Chairman of the Board of Directors since the Company’s inception in 2015. He is also a founder of and has served as Chairman and Chief Executive Officer of the Company’s affiliate, Ramaco Coal, LLC from its inception in 2011 to the present. Mr. Atkins has been involved in energy related investment and financing activity for over 35 years. Immediately prior to the formation of Ramaco Coal, LLC, Mr. Atkins was a banker at J.P. Morgan. He had previously held various investment banking and private equity positions in the mining and energy fields, as well as served as the Chief Executive of non-public energy companies. He began his career at Ashland Oil, Inc. Mr. Atkins holds a B.A. degree from Duke University and a J.D. degree from Washington & Lee University School of Law.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

       On June 12, 2018, the Company held its Annual Meeting of Shareholders. Shareholders were asked to vote upon the election of directors, of which the final voting results are below. There were no broker non-votes.

Name	Votes For	Votes Withheld
Randall W. Atkins	28,102,623	1,092,972
Michael D. Bauersachs	28,340,689	854,906
Bruce Cryder	28,996,816	198,779
Patrick C. Graney, III	28,128,994	1,066,601
W. Howard Keenan, Jr.	28,186,306	1,009,289
Trent Kososki	28,263,322	932,273
Bryan H. Lawrence	28,186,275	1,009,320
Tyler Reeder	28,263,322	932,273
Richard M. Whiting	28,128,994	1,066,601

Item 9.01.	Financial Statements and Exhibits.

       (d) Exhibits.

Exhibit Number                  Description

10.1	Loan and Security Agreement, dated June 11, 2018, by and between Ramaco Resources, LLC and Maxus Capital Group, LLC.

10.2	Promissory Note dated June 11, 2018, by Ramaco Resources, LLC.

10.3	Corporate Guaranty dated June 11, 2018, by Ramaco Resources, Inc.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMACO RESOURCES, INC.

By:	/s/ Randall W. Atkins

Name:	Randall W. Atkins
Title:	Executive Chairman

Date: June 14, 2018